Exhibit 10.2

April 2, 2008

Hearst-Argyle Television, Inc.

300 West 57th Street, 39th Floor

New York, New York 10019

Re:  Agency Agreement

Ladies/Gentlemen:

This Agency Agreement (the “Agreement”) sets forth the mutual agreements between Lifetime Entertainment Services (“Lifetime”) and Hearst-Argyle Television Inc. (“Hearst” or “HTV”) regarding negotiation with    *    for the right to retransmit the signals of the broadcast television station(s) set forth on Appendix A hereto (the “Stations”).

1.             NEGOTIATIONS.

(a)           Prior to the date hereof, * has requested that Lifetime and Hearst submit a joint proposal for retransmission of the Stations’ signals and distribution of the Lifetime Television and Lifetime Movie Network programming services (the “Services”).  Accordingly, except as otherwise provided for herein, Hearst hereby appoints Lifetime as Hearst’s agent to conduct negotiations with * during the Term hereof for retransmission of the Stations’ signals as provided for and in accordance with the provisions of this Agreement as part of, and in connection with, Lifetime’s negotiations with *  for carriage and distribution of the Services (which negotiations may include carriage and distribution of the Lifetime Real Women programming service, to the extent permitted by law).  Lifetime, to the extent permitted by law, is authorized to negotiate with * during the Term for retransmission and carriage of the Stations’ free, over-the-air analog and digital broadcast signals (but not for carriage of any video or audio programming or other services offered on an encrypted, paid subscription basis or any data services, other than program-related material, except as may be approved in advance in writing by Hearst, which rights otherwise shall be retained by Hearst).  Retransmission consent rights for carriage and retransmission of the signals of the Stations by all other cable, satellite, telephone, Internet, microwave, mobile, and other video providers (i.e., other than  * ) are reserved by Hearst and are not addressed by, included in, or otherwise a part of this Agreement.

(b)           The negotiation of retransmission consent agreements for the Stations hereunder shall be for retransmission of the signals of the Stations by  * to subscribers located (i) within the applicable Designated Market Area (as defined by Nielsen Media Research) (“DMA”) of the applicable Station; (ii) to the extent it is within the limits of  *’s compulsory copyright license and authorized by the Station’s program suppliers’ rights agreement, outside the DMA, in each community where the applicable Station is “significantly viewed” (as such term may be defined in the rules and regulations of the Federal Communications Commission (“FCC”)); and (iii) to the extent it is within the limits of *’s compulsory copyright license and authorized by the

* This information has been redacted pursuant to a request for confidential treatment submitted to the SEC on May 2, 2008.  We have filed the redacted material separately with the SEC.

Station’s program suppliers’ rights agreement, outside of such DMA, where the Station has been historically carried.  Lifetime hereby agrees to use commercially reasonable and lawful efforts to secure on Hearst’s behalf a retransmission consent agreement with * in accordance with the provisions hereof and to cooperate with Hearst and timely furnish to Hearst all relevant documents and information relating to the negotiations pursuant to this Agreement (but not any individual independent negotiations for carriage of the Services), including, but not limited to, non-confidential subscriber information of * within and outside each Station’s DMA and system contact information for *.

(c)           Notwithstanding anything herein to the contrary, it is agreed that (i) the terms and conditions of *’s retransmission consent agreement for each Station shall be as contained in a Will Carry Agreement executed by Hearst for that Station, and, to the extent the terms and conditions of that Will Carry Agreement may be inconsistent with any provision herein, the Will Carry Agreement will control and (ii) the terms and conditions of *’s affiliation agreement for each Service shall be as contained in an Affiliation Agreement executed by Lifetime for that Service, and, to the extent the terms and conditions of the Affiliation Agreement may be inconsistent with any provision herein, the Affiliation Agreement will control.  If by *, Hearst has not executed a Will Carry Agreement acceptable to Hearst with respect to any Station which, as of the date of this Agreement, is being carried by * pursuant to an existing election by Hearst for carriage on a “must carry” basis, Hearst may, at its option, elect “must carry” for that Station, and Hearst will give reasonable prior notice thereof to Lifetime.

(d)           This Agreement authorizing Lifetime to negotiate retransmission consent rights as provided for herein extends to each Station listed on Appendix A; provided that if Hearst has divested one or more Stations listed on Appendix A prior to the execution of a Will Carry Agreement with *, then (i) Appendix A shall be deemed amended to delete any such divested Station(s) *.

(e)           Except as otherwise set forth in this Agreement, and without limiting the generality of the negotiation provisions set forth in Paragraphs 1(a) through (1)(d) above during the Term, Hearst shall not enter into an agency agreement for such negotiations with nor grant to any other person or entity any right to enter into negotiations for any retransmission consent right of Hearst with respect to the Stations for * and, subject to all laws and regulations, including but not limited to antitrust laws, the FCC’s rules regarding such negotiations, and Hearst’s licensee responsibilities under law to control at all times the operation of its Stations.  Except as otherwise set forth in this Agreement, and without limiting the generality of the provisions set forth in Paragraphs 1(a) through (1)(d) above during the Term, Lifetime shall not enter into any agreement with any other party to serve as its agent for negotiations with * for retransmission consent rights of any other television broadcast station, subject to all laws and regulations, including but not limited to antitrust laws.

* This information has been redacted pursuant to a request for confidential treatment submitted to the SEC on May 2, 2008.  We have filed the redacted material separately with the SEC.

2.                                      TERM OF AGREEMENT FOR NEGOTIATIONS AND DURATION OF WILL CARRY AGREEMENT.

(a)           Subject to Paragraph 5, the term (“Term”) during which Lifetime shall serve as agent for negotiation of retransmission consent of the Stations with * shall begin on the date of this Agreement and shall expire on *.

(b)           Notwithstanding the foregoing, the expiration of the Term shall not affect the parties’ respective rights and obligations hereunder with respect to any Will Carry Agreement with * entered into during the Term.  Expiration or termination of the Term shall not relieve Lifetime of its obligations to make all payments otherwise due to be made to Hearst herein.

(c)           Notwithstanding any provision of this Agreement to the contrary, except as otherwise agreed by the parties, Lifetime shall have no right to negotiate with respect to any extension or renewal of the term of any Will Carry Agreement with * entered into by Hearst during the Term of this Agreement or with respect to any extension or renewal of any will carry agreement with any other multichannel video programming distributor that expires after the date hereof.  Lifetime’s right to serve as Hearst’s agent hereunder shall terminate upon the commencement of the original term of a Will Carry Agreement entered into by Hearst hereunder.

(d)           The term of any Will Carry Agreement negotiated with * pursuant to this Agreement shall expire no later than *.

3.             RETRANSMISSION CONSENT AND NETWORK AGREEMENTS.

(a)           Retransmission consent for the applicable Station will be granted to * by Hearst pursuant to the Will Carry Agreement referred to in subsection (b) below.

(b)           The Will Carry Agreement must be satisfactory to Hearst, acting in good faith, including, but not limited to, *.

(c)           Lifetime shall deliver to * in writing as set forth in Appendix B at the commencement of its negotiations hereunder and confirm verbally or otherwise as requested by * that *.

(d)           Lifetime shall not, as Hearst’s agent, *.

4.             COMPENSATION TO HEARST.

(a)           In consideration of Hearst’s agreement to grant Lifetime the right as provided for herein to jointly negotiate retransmission consent rights in connection with one or more executed Affiliation Agreements for the Services, Lifetime will pay Hearst in accordance with

* This information has been redacted pursuant to a request for confidential treatment submitted to the SEC on May 2, 2008.  We have filed the redacted material separately with the SEC.

the amounts of payment and at the times and in the manner of payment set forth in Appendix C and Paragraphs 4(b) and (c).

(b)           Payment will be based upon *.

5.             TERMINATION OF AGREEMENT.

(a)           If a Will Carry Agreement with * has not been successfully negotiated and executed within the time period specified in Paragraph 2(a) above, unless extended in writing and signed by the parties hereto, the right to negotiate that Will Carry Agreement will revert to Hearst at Hearst’s election, and Lifetime shall have no payment obligation hereunder, and Hearst shall have no obligation to Lifetime hereunder.

(b)           It is the intent of Hearst and Lifetime, and each agrees, that this Agreement and all negotiations conducted pursuant to this Agreement shall be conducted in accordance with all laws, including the antitrust and fair competition laws, the Communications Act of 1934, as amended, and the rules of the FCC.  Lifetime agrees that the retransmission consent negotiations for each Station will be conducted in accordance with all applicable federal and state laws, including, but not limited to, 47 C.F.R. § 76.64 and § 76.65 of the rules of the FCC and any amendment thereto.  Lifetime represents to Hearst that it is knowledgeable with all laws related to the negotiations contemplated hereunder and will comply with all such laws.  In the event either Hearst or Lifetime, in good faith, should determine at any time that this Agreement or any negotiation conducted or being conducted pursuant to this Agreement may violate any such law or regulation, then either, upon notice to the other, may immediately terminate this Agreement.

Should any part of this Agreement become inconsistent with the rules of the FCC or agreed upon governing law and the parties are not the beneficiaries of an appropriate waiver, that part of the Agreement shall terminate as of the date that such an inconsistency exists, but all other parts of the Agreement shall remain in full force and effect.  In such event, the parties shall use their good faith efforts to modify this Agreement so as to conform it with the applicable FCC rule, policy, or law, if possible, while achieving their respective objectives under this Agreement.

6.             NO LIABILITY; INDEMNIFICATION.

Neither party shall have any responsibility or liability to the other party in the event that any negotiations authorized hereunder do not result in an agreement or with respect to the terms or provisions of any agreement with * entered into in accordance with the terms provided herein.  Neither party shall have any liability to the other party in the event of a breach, default, or termination of any Will Carry Agreement or Affiliation Agreement.  Each party shall indemnify and hold the other party harmless from and against any and all claims by third parties, and any liabilities, costs and expenses (including attorneys’ fees) relating thereto, arising from such party’s actions in the performance of this Agreement.  The provisions of this Paragraph 6 shall

* This information has been redacted pursuant to a request for confidential treatment submitted to the SEC on May 2, 2008.  We have filed the redacted material separately with the SEC.

survive termination of this Agreement and/or termination or rescission of the authorizations granted herein.

7.             NOTICES.

All notices required to be given hereunder shall be given in writing and sent by mail, electronic facsimile device, courier service, express mail service, or personally delivered to the respective addresses of Lifetime and Hearst as set forth below (or such other address as such party may designate from time to time by notice to the other):

If to Lifetime:	Lifetime Entertainment Services
2049 Century Park East
Suite 840
Los Angeles, California 90067
Attention: Executive Vice Pres., Distribution and Business
Development

with a copy to:	Lifetime Television
309 West 49th Street, 16th Floor
New York, New York 10019
Attention: Senior Vice Pres., Business and Legal Affairs

If to Hearst:	Hearst-Argyle Television, Inc.
300 West 57th Street, 39th Floor
New York, New York 10019
Attention: President

with a copy to:	Hearst-Argyle Television, Inc.
300 West 57th Street, 39th Floor
New York, New York 10019
Attention: General Counsel

Notice given by mail shall be effective five (5) days after the date of mailing, postage prepaid certified or registered mail; notice by electronic facsimile device shall be effective upon confirmation of receipt; notice by personal delivery, courier service, or express mail service shall be effective upon delivery.

8.             ASSIGNMENT.

(a)           In the event of a transfer of all or substantially all of a party’s assets, this Agreement shall be assigned to the transferee and consent of the other party shall not be required.  Except as may otherwise be provided herein, neither party may assign or transfer this Agreement without the prior written consent of the other.  An assignment or transfer in violation of this provision shall be null and void ab initio.

(b)           In the event that Hearst proposes to sell or transfer ownership or control of one or more Stations, Hearst shall notify Lifetime in writing within thirty (30) days after entering into an agreement for such sale or transfer.  Upon the consummation of such assignment or transfer, Lifetime’s authority to negotiate retransmission consent rights for that Station(s) shall terminate.

(c)           If Hearst sells or transfers a Station which is covered under a Will Carry Agreement and such Will Carry Agreement, as applicable to that Station, is assigned to the buyer or transferee of the Station, Hearst will notify Lifetime thereof, and Lifetime will continue to pay to Hearst or its designee the retransmission consent payments due hereunder for such Will Carry Agreement.  If such Will Carry Agreement, as applicable to that Station, is not assigned or transferred to the buyer or transferee of the Station, Hearst will notify Lifetime thereof, and Lifetime shall be released from any obligation to pay Hearst or its designee any fees payable hereunder that would have accrued thereafter for the retransmission consent rights for the Station under that Will Carry Agreement.

9.                                      CONFIDENTIALITY.

Each party agrees not to disclose to any person or entity the existence or terms of this Agreement unless the other party consents to that disclosure in advance except as may be required by law or by the rules of any exchange or market on which Hearst securities are listed. Neither party shall issue any press release regarding this Agreement without the express written consent of the other, which may be withheld in such party’s sole discretion. Additionally, each party hereby agrees to be bound by any confidentiality provisions of any Will Carry Agreement or Affiliation Agreement negotiated and entered into pursuant to this Agreement.  Notwithstanding anything to the contrary contained in this Section 9, Lifetime agrees that (i) any public disclosures of the terms of this Agreement made on and after the date hereof, substantially in the form attached hereto as Appendix D, comply with the provisions of this Section 9 (it being agreed that such disclosures may contain some or all of the information contained in Appendix D); and (ii) Hearst will file a copy of this Agreement as part of its public reports filed with the Securities and Exchange Commission (“SEC”) and, although Hearst will request confidential treatment for material terms (including the references to * contained herein and the dollar amounts referred to herein), there can be no assurance that the SEC will not require Hearst to disclose publicly such matters, and any such disclosure will be deemed to comply with the provisions of this Section 9.

10.          DOCUMENTS IN LIFETIME’S POSSESSION; ASSURANCES.

Lifetime shall use commercially reasonable efforts to deliver to Hearst or its designee, within thirty (30) days from the date hereof or as otherwise agreed by the parties legible copies of every Hearst will carry agreement, retransmission consent agreement, or other carriage agreement affecting any of the Stations, and any amendments thereto, negotiated by Lifetime  *.

11.          GENERAL.

(a)           This Agreement shall constitute a valid and binding agreement with respect to all of the matters set forth herein, and, to the extent the Agreement is transferred or assigned as

* This information has been redacted pursuant to a request for confidential treatment submitted to the SEC on May 2, 2008.  We have filed the redacted material separately with the SEC.

provided for herein, it shall be binding upon each party’s successors and assigns.  This Agreement shall be construed in accordance with the internal laws of the State of New York and, where applicable, the rules and regulations of the Federal Communications Commission.

(b)           Neither Hearst nor Lifetime will share with or disclose, directly or indirectly to the other or its respective agents, the terms or conditions under which it is negotiating or will negotiate retransmission or carriage agreement(s) with * independent of the joint negotiation for retransmission of the Stations and carriage of the Services as provided for by this Agreement nor the terms or conditions of any such independently negotiated agreement(s), unless authorized in advance in writing by * and permitted by law.

12.          2006 AGREEMENT; MODIFICATIONS.

All of the obligations of the parties under the January 29, 2006, agreement between the parties (the “2006 Agreement”) are not superseded by this Agreement and shall continue in full force and effect, including, but not limited to, Lifetime’s obligation to pay Hearst all fees provided for under the 2006 Agreement.  This Agreement may not be amended or modified except by a writing executed by the parties hereto.

13.          BOARD OF DIRECTORS APPROVAL.

The execution and delivery of this Agreement by Hearst is subject to approval by its Board of Directors or a committee thereof and, accordingly, this Agreement shall not be deemed a binding agreement of Hearst unless and until such approval is obtained.  If Hearst has not obtained such approval by April 14, 2008, then this Agreement shall be null and void without any further action.  Hearst shall inform Lifetime no later than April 14, 2008 if such approval is not obtained.

* This information has been redacted pursuant to a request for confidential treatment submitted to the SEC on May 2, 2008.  We have filed the redacted material separately with the SEC.

If the foregoing comports with your understanding, please sign and return the enclosed duplicate copy of this letter.

LIFETIME ENTERTAINMENT SERVICES

/s/ Lori A. Conkling
Name

EVP. Distribution
Title

Acknowledged and agreed to

This 2nd day of April, 2008

HEARST-ARGYLE TELEVISION, INC.

/s/ Jonathan C. Mintzer
Name

Vice President, General Counsel and Secretary
Title

APPENDIX A

HEARST-ARGYLE STATIONS

Call	Channel	Affiliation	City of License	Licensee
KCCI(TV)	8	CBS	Des Moines, Iowa	Des Moines Hearst-Argyle Television, Inc.
KCRA-TV	3	NBC	Sacramento, California	Hearst-Argyle Stations, Inc.
KCWE-TV	29	CW	Kansas City, Missouri	KCWE-TV Company
KETV(TV)	7	ABC	Omaha, Nebraska	KETV Hearst-Argyle Television, Inc.
KHBS(TV)	40	ABC	Fort Smith, Arkansas	KHBS Hearst-Argyle Television, Inc.
KHOG-TV	29	ABC	Fayetteville, Arkansas	KHBS Hearst-Argyle Television, Inc.
KHVO(TV)	13	ABC	Hilo, Hawaii	Hearst-Argyle Stations, Inc.
KITV(TV)	4	ABC	Honolulu, Hawaii	Hearst-Argyle Stations, Inc.
KMAU(TV)	12	ABC	Wailuku, Hawaii	Hearst-Argyle Stations, Inc.
KMBC-TV	9	ABC	Kansas City, Missouri	KMBC Hearst-Argyle Television, Inc.
KOAT-TV	7	ABC	Albuquerque, New Mexico	KOAT Hearst-Argyle Television, Inc.
KOCO-TV	5	ABC	Oklahoma City, Oklahoma	Ohio/Oklahoma Hearst-Argyle Television, Inc.
KOCT(TV)	6	ABC	Carlsbad, New Mexico	KOAT Hearst-Argyle Television, Inc.
KOVT(TV)	10	ABC	Silver City, New Mexico	KOAT Hearst-Argyle Television, Inc.
KQCA(TV)	58	MNT	Stockton, California	Hearst-Argyle Stations, Inc.
KSBW(TV)	8	NBC	Salinas, California	Hearst-Argyle Stations, Inc.
WAPT(TV)	16	ABC	Jackson, Mississippi	WAPT Hearst-Argyle Television, Inc.
WBAL-TV	11	NBC	Baltimore, Maryland	WBAL Hearst-Argyle Television, Inc.
WCVB-TV	5	ABC	Boston, Massachusetts	WCVB Hearst-Argyle Television, Inc.
WDSU(TV)	6	NBC	New Orleans, Louisiana	New Orleans Hearst-Argyle Television, Inc.
WESH(TV)	2	NBC	Daytona Beach, Florida	Orlando Hearst-Argyle Television, Inc.
WGAL(TV)	8	NBC	Lancaster, Pennsylvania	WGAL Hearst-Argyle Television, Inc.
WISN-TV	12	ABC	Milwaukee, Wisconsin	WISN Hearst-Argyle Television, Inc.
WKCF(TV)	18	CW	Clermont, Florida	Orlando Hearst-Argyle Television, Inc.
WLKY-TV	32	CBS	Louisville, Kentucky	WLKY Hearst-Argyle Television, Inc.
WLWT(TV)	5	NBC	Cincinnati, Ohio	Ohio/Oklahoma Hearst-Argyle Television, Inc.
WMOR-TV	32	IND	Lakeland, Florida	WMOR-TV Company
WMTW-TV	8	ABC	Poland Spring, Maine	Hearst-Argyle Properties, Inc.
WMUR-TV	9	ABC	Manchester, New Hampshire	Hearst-Argyle Properties, Inc.
WNNE-TV	31	NBC	Hartford, Vermont	Hearst-Argyle Stations, Inc.
WPBF(TV)	25	ABC	Tequesta, Florida	WPBF-TV Company
WPTZ(TV)	5	NBC	North Pole, New York	Hearst-Argyle Stations, Inc.
WTAE-TV	4	ABC	Pittsburgh, Pennsylvania	WTAE Hearst-Argyle Television, Inc.
WXII-TV	12	NBC	Winston-Salem, North Carolina	WXII Hearst-Argyle Television, Inc.
WYFF(TV)	4	NBC	Greenville, South Carolina	WYFF Hearst-Argyle Television, Inc.

APPENDIX B*

*  This information has been redacted pursuant to a request for confidential treatment submitted to the SEC on May 2, 2008.  We have filed the redacted material separately with the SEC.

APPENDIX C*

*  This information has been redacted pursuant to a request for confidential treatment submitted to the SEC on May 2, 2008.  We have filed the redacted material separately with the SEC.

APPENDIX D*

*  This information has been redacted pursuant to a request for confidential treatment submitted to the SEC on May 2, 2008.  We have filed the redacted material separately with the SEC.

APPENDIX E

Sample Disclosure Language

The Company entered into two agreements dated April 2, 2008, with Lifetime Entertainment Services (“Lifetime”), an entity owned 50% by an affiliate of Hearst and 50% by The Walt Disney Company, whereby Lifetime was appointed as an agent by the Company to negotiate retransmission consent agreements with certain multi-channel video programming distributors.

The Company believes that the material terms of the agency agreements with Lifetime constitute competitive information and intends to seek confidential treatment of that information.  The Company estimates that the aggregate annual consideration amount payable by Lifetime to the Company under the agency agreements (which amount will be dependent upon whether certain agreements are entered into with the multi-channel video programming distributors) will be less than         % of the Company’s estimated 2008 net operating revenues.